Exhibit 2.4

CERTIFICATE OF MERGER

OF

IPXX MERGER SUB, LLC

WITH AND INTO

USA RARE EARTH, LLC

March 13, 2025

Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act, as amended, the undersigned has executed the following Certificate of Merger:

1.	The name and jurisdiction of formation of the surviving limited liability company is USA Rare Earth, LLC, a Delaware limited liability company (the “Surviving LLC”).

2.	The name and jurisdiction of formation of the limited liability company being merged into the Surviving LLC is IPXX Merger Sub, LLC, a Delaware limited liability company (the “Merging LLC”).

3.	The name of the Surviving LLC shall remain as USA Rare Earth, LLC.

4.	An agreement and plan of merger (the “Merger Agreement”) has been approved, adopted, certified, executed, and acknowledged by each of the Surviving LLC and the Merging LLC.

5.	The Merger Agreement is on file at the principal place of business of the Surviving LLC: c/o USA Rare Earth, LLC, 100 W Airport Road, Stillwater, OK 74075.

6.	A copy of the Merger Agreement will be furnished by the Surviving LLC, on request and without cost, to any member of the Surviving LLC or the Merging LLC.

7.	This Certificate of Merger shall become effective upon filing with the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Surviving LLC has caused this Certificate of Merger to be duly executed as of the date first written above.

SURVIVING LLC:

USA Rare Earth, LLC,
a Delaware limited liability company

By:	/s/ Joshua Ballard
Name:	Joshua Ballard
Title:	Chief Executive Officer

[Signature page to USA Rare Earth, LLC - Certificate of Merger]